June 30, 2025

Jeffrey Jagid
Chief Executive Officer
ATLANTIC INTERNATIONAL CORP.
270 Sylvan Avenue, Suite 2230
Englewood Cliffs, NJ 07632

        Re: ATLANTIC INTERNATIONAL CORP.
            Registration Statement on Form S-3
            Filed June 23, 2025
            File No. 333-288226
Dear Jeffrey Jagid:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Brian Fetterolf at 202-551-6613 with any questions.



                                                           Sincerely,

                                                           Division of
Corporation Finance
                                                           Office of Trade &
Services
cc:    Elliot H. Lutzker